CONTACT:	Robert F. Mangano	Stephen J. Gilhooly
	President & Chief Executive Officer	Sr. Vice President & Chief Financial Officer
	(609) 655-4500	(609) 655-4500

PRESS RELEASE - FOR IMMEDIATE RELEASE

1ST CONSTITUTION BANCORP
REPORTS NET INCOME OF $3.3 MILLION FOR THE FOURTH QUARTER AND
$12.0 MILLION FOR THE FULL YEAR 2018 AND
DECLARES QUARTERLY DIVIDEND OF $0.075 PER SHARE

Cranbury NJ - January 31, 2019 -- 1ST Constitution Bancorp (NASDAQ: FCCY), the holding company (the “Company”) for 1ST Constitution Bank (the “Bank”), today reported net income of $3.3 million for the three months ended December 31, 2018 compared to net income of $574,000 for the three months ended December 31, 2017. Diluted earnings per share were $0.38 for the three months ended December 31, 2018 compared to diluted earnings per share of $0.07 for the three months ended December 31, 2017.

Adjusted Net Income, which is net income excluding the after-tax effect of merger-related expenses, gain on bargain purchase and revaluation of deferred tax assets, increased 32.1% to $3.3 million for the fourth quarter of 2018 compared to Adjusted Net Income of $2.5 million for the fourth quarter of 2017. For the fourth quarter of 2018, the Company recorded a $46,000 gain on bargain purchase due to adjustments to deferred tax assets related to acquisition accounting. For the fourth quarter of 2017, $265,000 of merger-related expenses were incurred and an additional $1.7 million of income tax expense was recorded due to the revaluation of the Company’s deferred tax assets.

For the fourth quarter of 2018, Adjusted Net Income per diluted share was $0.38, an increase of 26.7%, compared to Adjusted Net Income per diluted share of $0.30 for the fourth quarter of 2017.

The Board of Directors declared a quarterly cash dividend of $0.075 per share of common stock that will be paid on February 28, 2019 to shareholders of record on February 15, 2019.

FOURTH QUARTER 2018 HIGHLIGHTS

•	Return on average assets and return on average equity were 1.14% and 10.37%, respectively.

•	Book value per share and tangible book value per share were $14.77 and $13.34, respectively, at December 31, 2018.

•	Net interest income was $11.3 million and the net interest margin was 4.19% on a tax equivalent basis.

•	A provision for loan losses of $225,000 and net charge-offs of $88,000 were recorded.

•
Total loans were $883.2 million at December 31, 2018 and increased $1.6 million from September 30, 2018. Commercial business, commercial real estate and construction loans totaled $658.4 and increased $31.8 million, or 5.1%, compared to $626.6 million at September 30, 2018. During the fourth quarter of 2018, mortgage warehouse loans declined $28.6 million to $154.2 million due to the lower volume of home purchase financing activity. Historically, home purchase activity is at a lower level in the fourth quarter compared to the third quarter.

•	There were no merger related expenses incurred in the fourth quarter of 2018.

•	Non-performing assets were $9.1 million, or 0.77% of assets, and included $2.5 million of OREO at December 31, 2018.

•	As a result of the exercise of all outstanding warrants held by warrant holders, 198,378 shares of common stock were issued on December 19, 2018.

For the year ended December 31, 2018, the Company reported net income of $12.0 million and Adjusted Net Income of $13.4 million compared to net income of $6.9 million and Adjusted Net Income of $8.8 million for the year ended December 31, 2017. For the year ended December 31, 2018, diluted earnings per share were $1.40 and Adjusted Net Income per diluted share was $1.56 compared to diluted earnings per share of $0.83 and Adjusted Net Income per diluted share of $1.06 for the year ended December 31, 2017.

On April 11, 2018, the Company completed the merger of New Jersey Community Bank (“NJCB”) with and into the Bank (the “NJCB merger”). As a result of the NJCB merger, merger related expenses of $2.1 million were incurred primarily in the second quarter of 2018 and the after-tax effect of the merger expenses reduced net income for the year ended December 31, 2018 by $1.6 million. The acquisition method of accounting for the business combination resulted in the recognition of a gain on the bargain purchase of $230,000 and no goodwill.

Adjusted Net Income, Adjusted Net Income per diluted share, Adjusted return on average assets and Adjusted return on average equity are non-GAAP financial measures. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company’s GAAP financial results. A reconciliation of these non-GAAP financial measures to the GAAP financial results is attached to this press release. Management believes that the presentation of these non-GAAP financial measures of the Company in this press release may be helpful to readers in understanding the Company’s financial performance without including the financial impact of the NJCB merger and the revaluation of the deferred tax assets when comparing the Company’s income statement for the three and twelve-month periods ended December 31, 2018 and 2017.

Robert F. Mangano, President and Chief Executive Officer, stated, “We are very pleased with our record 2018 results that were driven by the growth of our loan portfolio as well as the year over year improvement of 28 basis points in our net interest margin. The higher interest rate environment had a positive effect on net interest income and our net interest margin.” Mr. Mangano added, “We remain committed to delivering superior banking experience in the communities we serve and look forward to continued success in 2019.”

Discussion of Financial Results
The Company’s net income was $3.3 million for the three months ended December 31, 2018 compared to net income of $574,000 for the three months ended December 31, 2017.

For the three months ended December 31, 2018, net interest income was $11.3 million, compared to $9.8 million for the three months ended December 31, 2017. The increase in interest-earning assets and the higher yield on loans were the primary drivers of the $1.5 million increase in net interest income. Non-interest expenses were $8.3 million for the fourth quarter of 2018 compared to $8.1 million for the fourth quarter of 2017.

Total interest income was $13.8 million for the three months ended December 31, 2018 compared to $11.2 million for the three months ended December 31, 2017. This increase was due in part to the $90.8 million increase in average loans, reflecting growth primarily of commercial real estate, construction and commercial business loans. The growth in average loans included average loans of approximately $67.3 million from the NJCB merger. Average interest-earning assets were $1.1 billion with a tax-equivalent yield of 5.02% for the fourth quarter of 2018 compared to $1.0 billion with a tax-equivalent yield of 4.49% for the fourth quarter of 2017. The higher yield on average interest-earning assets for the fourth quarter of 2018 also contributed to the increase and reflected primarily the higher yield earned on the loan portfolio. The 100 basis point increase in the Federal Reserve’s targeted federal funds rate and the corresponding increase in the Prime Rate since December 2017 have had a positive effect on the yields of construction, commercial business, home equity and warehouse loans with variable interest rate terms for the fourth quarter of 2018.
Interest expense on average interest-bearing liabilities was $2.4 million, with an interest cost of 1.19%, for the fourth quarter of 2018 compared to $1.4 million, with an interest cost of 0.75%, for the fourth quarter of 2017. The $998,000 increase in interest expense on interest-bearing liabilities for the fourth quarter of 2018 reflected primarily higher interest costs due to higher short-term market interest rates in the fourth quarter of 2018 compared to the fourth quarter of 2017 and an increase of $51.0 million in average interest-bearing liabilities. The increase in average interest-bearing liabilities was comprised primarily of increases in certificates of deposit and short-term borrowings, which generally have higher interest cost than other types of interest-bearing deposits.
The net interest margin increased to 4.19% for the fourth quarter of 2018 compared to 3.98% for the fourth quarter of 2017 due primarily to the higher yield on average interest-earning assets, which more than offset the increase in the interest cost of average interest-bearing liabilities.
The Company recorded a higher provision for loan losses of $225,000 for the fourth quarter of 2018 compared to a provision for loan losses of $150,000 for the fourth quarter of 2017 due primarily to the growth of the loan portfolio and the change in the mix of loans in the loan portfolio.
At December 31, 2018, total loans were $883.2 million and the allowance for loan losses was $8.4 million, or 0.95% of total loans, compared to total loans of $789.9 million and an allowance for loan losses of $8.0 million, or 1.01% of total loans, at December 31, 2017. Management believes that the current economic conditions in New Jersey and operating conditions for the Bank are generally positive, which were also considered in management’s evaluation of the adequacy of the allowance for loan losses.
Non-interest income was $1.8 million for the fourth quarter of 2018, a decrease of $92,000 compared to $1.9 million for the fourth quarter of 2017. Gains on the sale of loans declined $163,000, which was partially offset by increases in income on Bank-owned life insurance of $19,000 and gain on bargain purchase of $46,000. In the fourth quarter of 2018, $19.4 million of residential mortgages were sold and $553,000 of gains were recorded compared to $28.8 million of residential mortgage loans sold and $1.1 million of gains recorded in the fourth quarter of 2017. Management believes that the decrease in residential mortgage loans sold was due primarily to lower residential mortgage lending activity as a result of higher mortgage interest rates in 2018 compared to 2017. In the fourth quarter of 2018, $7.5 million of SBA loans were sold and gains of $497,000 were recorded compared to $1.5 million of SBA loans sold and gains of $139,000 recorded in the fourth quarter of 2017. SBA guaranteed commercial lending activity and loan sales vary from period to period, and the level of activity is due primarily to the timing of loan originations.
Non-interest expenses were $8.3 million for the fourth quarter of 2018, which was an increase of $233,000, or 2.9%, compared to $8.1 million for the fourth quarter of 2017. Salaries and employee benefits expense increased $218,000, or 4.4%, in the fourth quarter of 2018 due primarily to salaries for former NJCB employees who joined the Company, merit increases and increases in employee benefit expenses. Occupancy costs increased $231,000, or 29.3%, due primarily to the addition of the two former NJCB branch offices in the second quarter of 2018. Other real estate owned expenses increased $58,000 to $82,000 for the fourth quarter of 2018 due primarily to ownership costs for property insurance and other maintenance expenses associated with a commercial real estate property that was foreclosed in the third quarter of 2018. Merger related expenses of $265,000 were incurred in the fourth quarter of 2017. Other operating expenses were relatively unchanged and included a check fraud loss of $155,000 recorded in the fourth quarter of 2018.
Income tax expense was $1.3 million for the fourth quarter of 2018, resulting in an effective tax rate of 28.8%, compared to income tax expense of $3.0 million, which resulted in an effective tax rate of 83.7%, for the fourth quarter of 2017. As previously discussed, the Company recorded additional income tax expense of $1.7 million in the fourth quarter of 2017 due to the revaluation of deferred tax assets as a result of the enactment of the Tax Cuts and Jobs Act (“Tax Act”) in December 2017. Excluding the additional income tax expense, the Company’s effective tax rate would have been 35.1% for the fourth quarter of 2017. The effective tax rate decreased in the fourth quarter of 2018 due primarily to the decrease in the maximum federal corporate income tax rate from 35% to 21% beginning in 2018 as a result of the Tax Act. Partially offsetting the lower federal corporate income tax rate was the enactment of legislation by the State of New Jersey in July of 2018, which increased the corporate income tax rate to 11.5% from 9% for taxable income of $1.0 million or more effective January 1, 2018 and resulted in an approximately 2% higher effective tax rate for the fourth quarter of 2018.
At December 31, 2018, the allowance for loan losses was $8.4 million compared to $8.0 million at December 31, 2017. As a percentage of total loans, the allowance was 0.95% at December 31, 2018 compared to 1.01% at December 31, 2017. The decrease in the allowance as a percentage of loans was due primarily to the acquisition accounting for the NJCB merger, which resulted in the elimination of the NJCB allowance for loan losses and the NJCB loans being recorded at their fair value. Included in the fair value of the loans at the date of acquisition was a credit risk adjustment discount of approximately $1.6 million.
Total assets increased $98.8 million to $1.18 billion at December 31, 2018 from $1.08 billion at December 31, 2017 due primarily to a $93.3 million increase in total loans. The increase in assets was funded primarily by a $28.7 million increase in deposits and a $51.3 million increase in overnight borrowings. Total portfolio loans at December 31, 2018 were $883.2 million compared to $789.9 million at December 31, 2017. The increase in loans was due primarily to an increase of $79.5 million in commercial real estate loans, a $13.0 million increase in construction loans, a $27.7 million increase in commercial business loans and a $6.8 million increase in residential real estate loans which were partially offset by a $35.2 million decrease in mortgage warehouse lines. The NJCB merger contributed approximately $67.4 million to the increase of loans at December 31, 2018.

Total deposits were $950.7 million at December 31, 2018 compared to $922.0 million at December 31, 2017. The NJCB merger contributed $69.6 million of deposits at December 31, 2018. Total deposits, excluding the NJCB deposits, declined $40.9 million during the year 2018. Municipal deposits, primarily interest-bearing demand deposits and savings accounts, declined approximately $46.2 million from the end of 2017. As a result of the Tax Act, a number of the Bank’s municipal customers experienced significant advanced payments in December 2017 for real estate taxes that were due in 2018. As the Bank’s municipal customers disbursed these additional funds in 2018, their deposit balances declined from the levels at December 31, 2017.

Regulatory capital ratios for the Company and the Bank continue to reflect a strong capital position. Under current regulatory capital standards, the Company’s common equity Tier 1 to risk-based assets (“CET1”), total risk-based capital, Tier I capital, and leverage ratios were 10.80%, 13.25%, 12.47% and 11.80%, respectively, at December 31, 2018. The Bank’s CET1, total risk-based capital, Tier 1 capital and leverage ratios were 12.48%, 13.26%, 12.48% and 11.80%, respectively, at December 31, 2018. The Company and the Bank are considered “well capitalized” under these capital standards.

Asset Quality

Non-performing loans were $6.6 million at December 31, 2018 compared to $7.1 million at December 31, 2017. During the fourth quarter of 2018, $240,000 of principal payments were recorded on non-accrual loans and loans totaling $4,000 were placed on non-accrual status. Charge-offs of loans were $88,000 and no recoveries of loans previously charged-off were recorded for the fourth quarter of 2018. The allowance for loan losses was 128% of non-performing loans at December 31, 2018 compared to 113% of non-performing loans at December 31, 2017.

Overall, management observed generally stable trends in loan quality, with non-performing loans to total loans of 0.75% and non-performing assets to total assets of 0.77% at December 31, 2018 compared to non-performing loans to total loans of 0.90% and non-performing assets to total assets of 0.66% at December 31, 2017.

OREO at December 31, 2018 was $2.5 million and consisted of one residential real estate property acquired in the NJCB merger with a carrying value of $1.1 million, land with a carrying value of $93,000 that was foreclosed in the second quarter of 2018 and a commercial real estate property that was foreclosed in the third quarter of 2018 with a fair value of $1.3 million.

About 1ST Constitution Bancorp
1ST Constitution Bancorp, through its primary subsidiary, 1ST Constitution Bank, operates 20 branch banking offices in Cranbury (2), Asbury Park, Fort Lee, Freehold, Hamilton, Hightstown, Hillsborough, Hopewell, Jamesburg, Lawrenceville, Little Silver, Neptune City, Perth Amboy, Plainsboro, Princeton, Rocky Hill, Rumson, Fair Haven and Shrewsbury, New Jersey.
1ST Constitution Bancorp is traded on the Nasdaq Global Market under the trading symbol “FCCY” and information about the Company can be accessed through the Internet at www.1STCONSTITUTION.com
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, a higher level of net loan charge-offs and delinquencies than anticipated, bank regulatory rules, regulations or policies that restrict or direct certain actions, the adoption, interpretation and implementation of new or pre-existing accounting pronouncements, a change in legal and regulatory barriers including issues related to compliance with anti-money laundering and bank secrecy act laws, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1ST Constitution Bancorp assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

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1ST Constitution Bancorp
Selected Consolidated Financial Data
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2018	2017	2018	2017
Per Common Share Data:
Earnings per common share:
Basic	$0.39	$0.07	$1.45	$0.86
Diluted	0.38	0.07	1.40	0.83
Book value per common share at the period-end			14.77	13.81
Tangible Book value per common share at the period-end			13.34	12.27
Average common shares outstanding:
Basic	8,432,971	8,075,173	8,320,718	8,049,981
Diluted	8,680,778	8,340,318	8,593,509	8,312,784
Shares Outstanding at end of period			8,605,978	8,082,903
Performance Ratios/Data:
Return on average assets	1.14%	0.21%	1.06%	0.67%
Return on average equity	10.37%	2.03%	10.11%	6.36%
Net interest income (tax-equivalent basis) [1]	$11,464	$10,055	$43,961	$37,192
Net interest margin (tax-equivalent basis) [2]	4.19%	3.98%	4.09%	3.81%
Efficiency ratio (tax-equivalent basis) [3]	62.37%	67.28%	65.70%	68.25%

			December 31,	December 31,
Loan Portfolio Composition:			2018	2017
Commercial real estate			$388,431	$308,924
Mortgage warehouse lines			154,183	189,412
Construction loans			149,386	136,412
Commercial business			120,590	92,906
Residential real estate			47,263	40,494
Loans to individuals			22,478	21,025
Other loans			665	183
Gross loans			882,996	789,356
Deferred costs, net			168	550
Total loans			$883,164	$789,906
Asset Quality Data:
Loans past due over 90 days and still accruing			55	—
Non-accrual loans			6,525	7,114
OREO property			2,515	—
Total non-performing assets			$9,095	$7,114

Net recoveries	$(88)	$62	$(511)	$(81)
Allowance for loan losses to total loans			0.95%	1.01%
Allowance for loan losses to non-performing loans			127.69%	112.64%
Non-performing loans to total loans			0.75%	0.90%
Non-performing assets to total assets			0.77%	0.66%
Capital Ratios:
1ST Constitution Bancorp
Common equity to risk weighted assets ("CET 1")			10.80%	10.19%
Total capital to risk weighted assets			13.25%	12.84%
Tier 1 capital to risk weighted assets			12.47%	12.02%
Tier 1 capital to average assets (leverage ratio)			11.80%	11.23%
1ST Constitution Bank
Common equity to risk weighted assets ("CET 1")			12.48%	11.74%
Total capital to risk weighted assets			13.26%	12.55%
Tier 1 capital to risk weighted assets			12.48%	11.74%
Tier 1 capital to average assets (leverage ratio)			11.80%	10.96%

1The tax equivalent adjustment was $125 and $246 for the three months ended December 31, 2018 and 2017, respectively.
The tax equivalent adjustment was $529 and $1.0 million for the twelve months ended December 31, 2018 and 2017, respectively.
2Represents net interest income on a taxable equivalent basis as a percent of average interest-earning assets.
3Represents non-interest expenses divided by the sum of net interest income on a taxable equivalent basis and non-interest income.

1ST Constitution Bancorp
Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	December 31, 2018	December 31, 2017
Assets
Cash and due from banks	$4,983	$5,037
Interest-earning deposits	11,861	13,717
Total cash and cash equivalents	16,844	18,754
Investment securities
Available for sale, at fair value	132,222	105,458
Held to maturity (fair value of $91,220 and $111,865 at September 30, 2018 and December 31, 2017, respectively)	79,572	110,267
Total securities	211,794	215,725

Loans held for sale	3,020	4,254
Loans	883,164	789,906
Less: allowance for loan losses	(8,402)	(8,013)
Net loans	874,762	781,893
Premises and equipment, net	11,653	10,705
Accrued interest receivable	3,860	3,478
Bank owned life insurance	28,705	25,051
Other real estate owned	2,515	12,496
Goodwill and intangible assets	12,258	—
Other assets	12,680	6,918
Total assets	$1,178,091	$1,079,274
Liabilities and shareholders' equity
Liabilities
Deposits
Non-interest bearing	$212,981	$196,509
Interest bearing	737,691	725,497
Total deposits	950,672	922,006

Short-term borrowings	71,775	20,500
Redeemable subordinated debentures	18,557	18,557
Accrued interest payable	1,228	804
Accrued expense and other liabilities	8,774	5,754
Total liabilities	1,051,006	967,621
Shareholders' equity
Preferred stock, no par value; 5,000,000 shares authorized; none issued	—	—
Common stock, no par value; 30,000,000 shares authorized; 8,639,276 and 8,116,201 shares issued and 8,605,978 and 8,082,903 shares outstanding as of December 31, 2018 and December 31, 2017, respectively	79,536	72,935
Retained earnings	49,750	39,822
Treasury stock, 33,298 shares at December 31, 2018 and December 31, 2017	(368)	(368)
Accumulated other comprehensive loss	(1,833)	(736)
Total shareholders' equity	127,085	111,653
Total liabilities and shareholders' equity	$1,178,091	$1,079,274

1ST Constitution Bancorp
Consolidated Statements of Income
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Interest income
Loans, including fees	$12,124	$9,842	$45,202	$35,967
Securities:
Taxable	1,110	826	4,024	3,326
Tax-exempt	471	512	1,989	2,140
Federal funds sold and short-term investments	50	47	258	230
Total interest income	13,755	11,227	51,473	41,663
Interest expense
Deposits	1,969	1,198	6,511	4,550
Borrowings	260	81	836	429
Redeemable subordinated debentures	187	139	694	519
Total interest expense	2,416	1,418	8,041	5,498
Net interest income	11,339	9,809	43,432	36,165
Provision for loan losses	225	150	900	600
Net interest income after provision for loan losses	11,114	9,659	42,532	35,565
Non-interest income
Service charges on deposit accounts	162	152	638	596
Gain on sales of loans	1,050	1,213	4,475	5,149
Income on bank-owned life insurance	150	131	575	522
Gain on bargain purchase	46	—	230	—
Gain on sales of securities	—	—	12	129
Other income	430	434	1,988	1,844
Total non-interest income	1,838	1,930	7,918	8,240
Non-interest expense
Salaries and employee benefits	5,140	4,922	19,853	18,804
Occupancy expense	1,019	788	3,623	3,169
Data processing expenses	323	331	1,332	1,314
FDIC insurance expense	105	105	486	360
Other real estate owned expenses	82	24	158	42
Merger-related expenses	—	265	2,141	265
Other operating expenses	1,628	1,629	6,492	7,052
Total non-interest expenses	8,297	8,064	34,085	31,006
Income before income taxes	4,655	3,525	16,365	12,799
Income taxes	1,342	2,951	4,317	5,871
Net Income	$3,313	$574	$12,048	$6,928
Net income per common share
Basic	$0.39	$0.07	$1.45	$0.86
Diluted	0.38	0.07	1.4	0.83
Weighted average shares outstanding
Basic	8,432,971	8,075,173	8,320,718	8,049,981
Diluted	8,680,778	8,340,318	8,593,509	8,312,784

1ST Constitution Bancorp
Net Interest Margin Analysis
(Unaudited)

	Three months ended December 31, 2018			Three months ended December 31, 2017
(Dollars in thousands)	Average		Average	Average		Average
Assets	Balance	Interest	Yield	Balance	Interest	Yield
Interest-earning assets:
Federal funds sold/short term investments	$16,804	$50	1.18%	$19,622	$47	0.95%
Investment securities:
Taxable	148,495	1,110	2.99%	136,776	826	2.42%
Tax-exempt (1)	67,371	596	3.54%	83,792	758	3.62%
Total	215,866	1,706	3.16%	220,568	1,584	2.87%
Loans (2):
Commercial real estate	377,820	4,926	5.10%	294,799	3,763	4.99%
Mortgage warehouse lines	143,322	2,085	5.69%	175,598	1,923	4.29%
Construction	146,661	2,542	6.78%	129,197	1,983	6.01%
Commercial business	114,271	1,668	5.74%	97,120	1,481	5.99%
Residential real estate	47,327	568	4.80%	41,192	442	4.29%
Loans to individuals	22,467	303	5.35%	21,411	203	3.76%
Loans held for sale	1,764	22	4.99%	3,572	37	4.14%
All other loans	1,388	10	2.82%	1,283	10	3.05%
Total Loans	855,020	12,124	5.56%	764,172	9,842	5.05%
Total interest earning assets	1,087,690	13,880	5.02%	1,004,362	11,473	4.49%
Non-interest-earning assets:
Allowance for loan losses	(8,371)			(7,873)
Cash and due from bank	5,039			5,777
Other assets	70,394			59,966
Total assets	$1,154,752			$1,062,232
Liabilities and shareholders' equity:
Interest-bearing liabilities:
Money market and NOW accounts	$341,649	$541	0.63%	$358,273	$407	0.45%
Savings accounts	189,576	388	0.81%	212,228	340	0.64%
Certificates of deposit	217,029	1,040	1.90%	140,881	451	1.27%
Other borrowed funds	37,220	260	2.77%	23,052	81	1.39%
Redeemable subordinated debentures	18,557	187	4.03%	18,557	139	3.00%
Total interest-bearing liabilities	804,031	2,416	1.19%	752,991	1,418	0.75%
Non-interest-bearing liabilities:
Demand deposits	216,018			190,243
Other liabilities	7,954			6,944
Total liabilities	223,972			197,187
Shareholders' equity	126,749			112,054
Total liabilities and shareholders' equity	$1,154,752			$1,062,232
Net interest spread (3)			3.83%			3.74%
Net interest margin (4)		$11,464	4.19%		$10,055	3.98%

(1) Tax equivalent basis, using 21% federal tax rate in 2018 and 34% in 2017.
(2) Loan origination fees are considered an adjustment to interest income. For the purpose of calculating loan yields, average loan balances include non-accrual loans with no related interest income and the average balance of loans held for sale.
(3) The net interest spread is the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities.
(4) The net interest margin is equal to net interest income divided by average interest-earning assets.

1ST Constitution Bancorp
Net Interest Margin Analysis
(Unaudited)

	Twelve months ended December 31, 2018			Twelve months ended December 31, 2017
(Dollars in thousands)	Average		Average	Average		Average
Assets	Balance	Interest	Yield	Balance	Interest	Yield
Interest-earning assets:
Federal funds sold/short term investments	$20,157	$258	1.28%	$27,533	$230	0.84%
Investment securities:
Taxable	146,631	4,024	2.74%	140,431	3,326	2.37%
Tax-exempt (1)	74,477	2,518	3.38%	90,186	3,167	3.51%
Total	221,108	6,542	2.96%	230,617	6,493	2.82%
Loans (2):
Commercial real estate	356,581	18,318	5.07%	274,192	13,851	4.98%
Mortgage warehouse lines	153,868	8,403	5.46%	160,756	6,937	4.26%
Construction	137,976	9,090	6.59%	115,913	6,780	5.77%
Commercial business	111,150	6,059	5.45%	96,193	5,474	5.63%
Residential real estate	46,301	2,085	4.44%	41,898	1,777	4.24%
Loans to individuals	23,155	1,083	4.61%	22,171	903	4.07%
Loans held for sale	2,738	123	4.49%	4,197	202	4.81%
All other loans	1,197	41	3.38%	1,690	43	2.51%
Total Loans	832,966	45,202	5.38%	717,010	35,967	4.96%
Total interest earning assets	1,074,231	52,002	4.81%	975,160	42,690	4.33%
Non-interest-earning assets:
Allowance for loan losses	(8,314)			(7,703)
Cash and due from bank	5,595			5,371
Other assets	66,256			58,968
Total assets	$1,137,768			$1,031,796
Liabilities and shareholders' equity:
Interest-bearing liabilities:
Money market and NOW accounts	$356,906	$1,978	0.55%	$336,445	$1,440	0.43%
Savings accounts	203,940	1,467	0.72%	210,798	1,332	0.63%
Certificates of deposit	189,521	3,066	1.62%	145,539	1,778	1.22%
Other borrowed funds	36,612	836	2.28%	21,139	429	2.03%
Redeemable subordinated debentures	18,557	694	3.74%	18,557	519	2.80%
Total interest-bearing liabilities	805,536	8,041	1.00%	732,478	5,498	0.75%
Non-interest-bearing liabilities:
Demand deposits	204,002			183,802
Other liabilities	9,018			6,591
Total liabilities	1,018,556			922,871
Shareholders' equity	119,212			108,925
Total liabilities and shareholders' equity	$1,137,768			$1,031,796
Net interest spread (3)			3.81%			3.58%
Net interest margin (4)		$43,961	4.09%		$37,192	3.81%
(1) Tax equivalent basis, using 21% federal tax rate in 2018 and 34% in 2017.
(2) Loan origination fees are considered an adjustment to interest income. For the purpose of calculating loan yields, average loan balances include non-accrual loans with no related interest income and the average balance of loans held for sale.
(3) The net interest spread is the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities.
(4) The net interest margin is equal to net interest income divided by average interest-earning assets.

1ST Constitution Bancorp
Reconciliation of Non-GAAP Measures (1)
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2018	2017	2018	2017
Adjusted net income
Net income	$3,313	$574	$12,048	$6,928
Adjustments:
Merger-related expenses	—	265	2,141	265
Gain from bargain purchase	(46)	—	(230)	—
Income tax effect of adjustments (2)	—	(77)	(568)	(77)
Adjusted Net Income (3)	$3,267	$2,474	$13,391	$8,828

Adjusted net income per diluted share
Adjusted net income	$3,267	$2,474	$13,391	$8,828
Diluted shares outstanding	8,680,778	8,340,318	8,593,509	8,312,784
Adjusted net income per diluted share	$0.38	$0.30	$1.56	$1.06

Adjusted average return on average assets
Adjusted net income	$3,267	$2,474	$13,391	$8,828
Average assets	1,154,752	1,062,232	1,137,768	1,031,796
Adjusted return on average assets	1.12%	0.92%	1.18%	0.86%

Adjusted average return on average equity
Adjusted net income	$3,267	$2,474	$13,391	$8,828
Average equity	126,749	112,054	119,212	108,925
Adjusted return on average equity	10.23%	8.76%	11.23%	8.10%

Book value and tangible book value per share
Shareholders' equity			$127,085	$111,653
Less: goodwill and intangible assets			12,258	12,496
Tangible shareholders' equity			114,827	99,157
Shares outstanding			8,605,978	8,082,903
Book value per share			$14.77	$13.81
Tangible book value per share			$13.34	$12.27

1 The Company used the non-GAAP financial measures, Adjusted Net Income, Adjusted Net Income per diluted share, Adjusted return on average assets and Adjusted return on average equity, because the Company believes that it is helpful to readers in understanding the Company's financial performance and the effect on net income of the revaluation of the deferred tax assets for 2017 and the merger-related expenses and the gain on bargain purchase recorded in connection with the NJCB merger. These non-GAAP measures improve the comparability of the current period results with the results of the prior periods. The Company cautions that the non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company's GAAP financial results.
2 Tax effected at an income tax rate of 30.09%, less the impact of non-deductible merger-related expenses and the non-taxable gain on bargain purchase for 2018 and tax effected at an income tax rate of 39.94%, less the impact of non-deductible merger-related expenses for 2017.